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EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

QRS 16-GLOBAL PAYING AGENT, INC., A WHOLLY-OWNED SUBSIDIARY OF REGISTRANT INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND DOING BUSINESS UNDER THE NAME QRS 16-GLOBAL PAYING AGENT INC.